Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated January 20, 2023 with respect to the audited consolidated financial statements of BaiJiaYun Limited, before the adjustments related to the retrospective effects of recapitalization on equity due to reverse acquisition effective December 23, 2022 as discussed in Note 4 of the consolidated financial statements, as of June 30, 2022 and for the year then ended, appearing in the annual report on Form 20-F of Baijiayun Group Ltd for the year ended June 30, 2023.

/s/ MaloneBailey, LLP

www.malonebailey.com
Shenzhen, China
April 12, 2024